Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2017 Financial Results

•	Record total revenue of $24 million, up 35% year-over-year

•	Record quarterly licensing revenue of $14 million, up 88% year-over-year

•	All-time high quarterly GAAP and non-GAAP net income of $5.8 million and $8.3 million, up 73% and 59% year-over-year, respectively

•	All-time high quarterly non-GAAP EPS of $0.36

MOUNTAIN VIEW, Calif. – November 01, 2017 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the third quarter ended September 30, 2017.

Total revenue for the third quarter of 2017 was $24 million, a 35% increase compared to $17.8 million reported for the third quarter of 2016. Third quarter 2017 licensing and related revenue was $14 million, an increase of 88% when compared to $7.5 million reported for the same quarter a year ago. Royalty revenue for the third quarter of 2017 was $10 million, a decrease of 4% when compared to $10.4 million reported for the third quarter of 2016.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “Our third quarter record revenues considerably exceeded our expectations, driven by outstanding licensing execution and unprecedented demand for our IP. It is evident that our customers are increasingly placing greater value on our platform-based product strategy that expedites their development of high entry barrier technologies, including 5G, neural networks and short-range wireless. Furthermore, our design wins and customer relationships set the foundations for future royalty revenue streams as our licensees ship the next wave of smart and connected devices.”

GAAP net income for the third quarter of 2017 increased 73% to $5.8 million, compared to $3.4 million reported for the same period in 2016. GAAP diluted earnings per share for the third quarter of 2017 also increased 73%, to $0.26 from $0.15 a year ago.

Non-GAAP net income and diluted earnings per share for the third quarter of 2017 were $8.3 million and $0.36, respectively, representing a 59% and 50% increase, respectively, over the $5.2 million and $0.24 reported for the third quarter of 2016. Non-GAAP net income and diluted earnings per share for the third quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $2.1 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves. Net income and diluted earnings per share for the third quarter of 2016 excluded: (a) equity-based compensation expense, net of taxes, of $1.5 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed eight license agreements. Two of the agreements were for CEVA DSP cores, platforms and software and six were for CEVA connectivity IPs. All of the licensing agreements signed during the quarter were for non-handset baseband applications and three were with first-time customers of CEVA. Customers’ target markets for the licenses include 5G base stations, A.I. for smartphones and consumer and industrial IoT. Geographically, two of the deals signed were in China, three were in the U.S. and three were in the APAC region.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our exceptional third quarter set new record highs across multiple key financial metrics, including total revenue, licensing revenue, operating income, GAAP and non-GAAP net income and non-GAAP fully diluted earnings per share. We also generated $7.1 million in the quarter from operating cash flow that continued to strengthen our balance sheet with our cash balance, marketable securities and bank deposits totaling approximately $178 million, with no debt.”

CEVA Conference Call

On November 01, 2017 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/22872. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10112881) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 8, 2017. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging, computer vision and deep learning for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about CEVA’s customers increasingly valuing its platform-based product strategy as a way to expedite their development of high entry barrier technologies, including 5G, neural networks and short range wireless, as well as the anticipation that CEVA’s current design wins and customer relationships set the foundations for future royalty revenue streams. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s licensing customers and royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT and connectivity markets, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Unaudited
Revenues:
Licensing and related revenues	$14,021	$7,456	$33,893	$23,576
Royalties	10,023	10,390	32,013	27,881

Total revenues	24,044	17,846	65,906	51,457

Cost of revenues	1,726	1,422	5,030	4,453

Gross profit	22,318	16,424	60,876	47,004

Operating expenses:
Research and development, net	10,031	7,346	30,413	23,071
Sales and marketing	3,057	2,763	9,422	8,463
General and administrative	2,711	2,218	7,388	6,286
Amortization of intangible assets	309	309	927	927

Total operating expenses	16,108	12,636	48,150	38,747

Operating income	6210	3,788	12,726	8,257
Financial income, net	821	615	2,147	1,617

Income before taxes on income	7,031	4,403	14,873	9,874
Income taxes	1,181	1,015	1,008	1,975

Net income	5,850	3,388	13,865	7,899

Basic net income per share	$0.27	$0.16	$0.64	$0.38
Diluted net income per share	$0.26	$0.15	$0.62	$0.37
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,946	21,025	21,687	20,718
Diluted	22,683	21,883	22,480	21,395

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Unaudited
GAAP net income	$5,850	$3,388	$13,865	$7,899
Equity-based compensation expense included in cost of revenue	125	65	330	179
Equity-based compensation expense included in research and development expenses	991	741	2,834	2,162
Equity-based compensation expense included in sales and marketing expenses	381	179	1,040	681
Equity-based compensation expense included in general and administrative expenses	722	580	2,142	1,626
Income tax benefit related to equity-based compensation expenses	(84)	(51)	(268)	(148)
Amortization of intangible assets related to RivieraWaves transaction	309	309	927	927

Non-GAAP net income	$8,294	$5,211	$20,870	$13,326

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,683	21,883	22,480	21,395
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	273	267	301	354

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,956	22,150	22,781	21,749
GAAP diluted net income per share	$0.26	$0.15	$0.62	$0.37
Equity-based compensation expense, net of taxes	$0.09	$0.07	$0.26	$0.20
Amortization of intangible assets related to RivieraWaves transaction	$0.01	$0.02	$0.04	$0.04

Non-GAAP diluted net income per share	$0.36	$0.24	$0. 92	$0. 61

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30, 2017	December 31, 2016 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$22,931	$18,401
Marketable securities and short term bank deposits	115,425	108,115
Trade receivables, net	12,885	15,044
Prepaid expenses and other current assets	4,588	3,152

Total current assets	155,829	144,712

Long-term assets:
Bank deposits	39,214	29,977
Severance pay fund	9,243	7,941
Deferred tax assets	2,940	2,252
Property and equipment, net	6,698	4,805
Goodwill	46,612	46,612
Intangible assets, net	2,051	2,978
Other long term assets	4,588	3,218

Total assets	$267,175	$242,495

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$468	$571
Deferred revenues	4,274	6,258
Accrued expenses and other payables	13,725	15,766

Total current liabilities	18,467	22,595
Long-term liabilities:
Accrued severance pay	9,752	8,349

Total liabilities	28,219	30,944

Stockholders’ equity:
Common stock:	22	21
Additional paid in-capital	215,532	212,103
Treasury stock	(27,632)	(39,507)
Accumulated other comprehensive loss	(201)	(497)
Retained earnings	51,235	39,431

Total stockholders’ equity	238,956	211,551

Total liabilities and stockholders’ equity	$267,175	$242,495

(*)	Derived from audited financial statements